SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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KOREA EQUITY FUND, INC.

(Name of Registrant as Specified In Its Charter)

PRESIDENT AND FELLOWS OF HARVARD COLLEGE

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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[Sowood Letterhead]

YOUR VOTE IS IMPORTANT - WE URGE YOU TO VOTE THE

ENCLOSED WHITE PROXY CARD TODAY

July 18, 2005

Dear Fellow Shareholder:

Harvard is a long term substantial shareholder of KOREA EQUITY FUND, INC. Over the years we, together with other shareholders, have waited and hoped for the Board of Directors to carry out its fiduciary duty to maximize shareholder value by taking what we believe is meaningful action to eliminate the Fund’s discount to net asset value. IT IS TIME TO TAKE THE DECISIVE ACTIONS NECESSARY TO UNLOCK THE VALUE OF YOUR AND OUR INVESTMENT IN THE FUND!

Harvard is a long term investor

Harvard has been an investor in the fund continuously since June 1999 – over six years. Only after a long period of frustration with the Board’s lack of action and Fund’s poor investment performance and high expense ratio have we come to the conclusion there is no other alternative than liquidation.

Harvard will continue to have investments in South Korea if the Fund is liquidated. We simply do not believe the Fund has demonstrated its capability over the last 6 years or is viable in its current form. Rather than force shareholders to sell their shares at significant discounts we believe the Fund should return investors’ money to them at net asset value and allow them to choose more effective methods of investing in South Korea.

The Fund’s expenses are not inflated solely by shareholder proposals

In its proxy, the Board asserts: “...the Board of Directors has closely examined the significant increase in expenses during the past two years attributable to responding to shareholder proposals…. Apart from these expenses, the Board of Directors believes that the Fund’s operating expense structure is consistent with other investment companies…”

We think the facts show otherwise. The Fund’s expense ratio during the last five years has been as follows (according to the Fund’s annual report):

2000	2.20%
2001	3.12%
2002	2.35%
2003	2.31%
2004	2.71%

Clearly, the Fund’s expense ratio has been consistently high – even before shareholders finally tired of the Board’s and the Fund’s poor performance.

By comparison, the exchange traded fund Ishares South Korea, an unmanaged index-based fund, has an expense ratio of only .74%. We do not believe that Korea Equity Fund’s expense ratio at over three times that of what we see as the logical alternative investment makes sense for investors.

Shareholders would be better off if the Fund had liquidated a year ago

In a letter to shareholders, the Board claims that if shareholders had voted to liquidate the Fund last year, the gains of the Korean market since then “…would have been lost if the Fund had followed Harvard’s recommendation.” This is true only if shareholders had not reinvested the proceeds in the logical alternative – in this case Ishares South Korea.

By our calculation, during the period between the annual meeting on July 21, 2004 and May 31, 2005 the Fund’s net asset value increase by 41.0%, but during the same period the total return of Ishares South Korea was 45.3%. By continuing to hold the Fund – with its high expense and under-performance relative to the market – shareholders were worse off by 4.2%.

The Board is considering a rights issue – extremely unfair to shareholders

The Board reports in its proxy that it is considering a rights issue to increase assets under management. With the Fund trading at a discount, a rights issue would force shareholders to either purchase more of an underperforming fund, or see their investment diluted. In either case, we believe a rights issue is a clear abuse of shareholders. That the Board would even consider such a course of action is indicative – in our opinion – that the Board is not acting in the best interest of shareholders.

After holding the Fund for over six years, we have concluded it cannot meet its mission. Rather than suffer a high discount, excessive fees, poor performance and a potentially disadvantageous rights issue we believe shareholder should be given back their own money at net asset value. It is not the Board’s job to tell us how we should invest in South Korea, but it is their job to make sure that the Fund does so with good performance, reasonable fees and equitable treatment of shareholders.

Please join us in sending this message to the Fund and Board by voting the enclosed WHITE proxy card FOR termination of the management agreement and FOR liquidation of the Fund.

If you have any questions or require assistance in voting, please contact MacKenzie Partners, Inc., our proxy solicitors, at (800) 322-2885 (TOLL-FREE) or (212) 929-5500 (CALL COLLECT).

Sincerely,

/s/ Jeffrey B. Larson
Jeffrey B. Larson
Sowood Capital Management LP

Investment Manager to President and Fellows of Harvard College

ON JULY 7, 2005, HARVARD MAILED PROXY MATERIALS TO ALL SHAREHOLDERS OF THE FUND. YOU MAY OBTAIN A FREE COPY OF THE PROXY STATEMENT AND OTHER PROXY MATERIALS AT THE SEC’S WEBSITE (WWW.SEC.GOV) OR BY CONTACTING MACKENZIE PARTNERS, INC. AT (800) 322-2885 (TOLL-FREE) OR (212) 929-5500 (CALL COLLECT) OR VIA E-MAIL AT PROXY@MACKENZIEPARTNERS.COM.